Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces First Quarter Results for Fiscal 2006

Revenue increases 13 percent to $55.3 Million Versus First Quarter Last Year;
First Quarter Bookings Exceed $65 Million

KALISPELL, MT – February 1, 2006 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its first fiscal quarter ended December 31, 2005.

First quarter revenue increased 13 percent to $55.3 million versus revenue of $48.8 million in the first fiscal quarter of 2005. Gross margin declined to 43 percent from 48 percent in the same quarter last year. The decline was primarily due to up-front investments on select tool installations with first-time customers for new applications. Net income was $63,000, or less than $0.01 per share, versus net income of $5.0 million, or $0.17 per share, in last year’s comparable quarter. The lower-than-expected bottom-line performance resulted primarily from the decline in gross margin. Net income in last year’s first quarter was positively impacted by the receipt of a $2.9 million, or $0.07 per share, payment related to a patent infringement settlement.

Larry Murphy, president and chief operating officer, said, “The first quarter was a very strong period for Semitool. In addition to our top-line growth, we recorded $65.5 million in bookings, which represented our strongest quarterly bookings performance in more than five years. This is a further indication of the strength of our Raider line, which accounted for 78% of first quarter tool sales and is continuing to gain momentum in the marketplace. While our deliberate efforts to penetrate new markets with new applications have had an impact on this quarter’s gross margins, we view these investments as up-front commitments that are resulting in follow-on orders. We expect these repeat orders will return us to the historically strong margin levels generated by the Raider platform.”

The $65.5 million in bookings represented an increase of 56 percent from the $42.0 million reported in the first quarter last year. Deferred revenue at December 31, 2005, was $18.9 million and the company ended the quarter with a shipping backlog of $74.8 million, resulting in a total revenue backlog of $93.7 million. First quarter shipments were $51.9 million.

Cash, cash equivalents and marketable securities totaled $28.7 million at December 31, 2005, compared with $7.0 million at the end of the fourth quarter of fiscal 2005. Total shareholders’ equity increased 24% to $148.8 million versus $120.4 million at the end of 2005.

Ray Thompson, chairman and chief executive officer, said, “Our first quarter performance continued the momentum established during fiscal 2005, when Semitool’s growth outpaced the semiconductor sector by roughly 40 percent. We believe we can maintain growth into the future, and took several steps during the first quarter to ensure we effectively manage our expansion. Our balance sheet was strengthened with $28 million in new equity financing, we opened two Asian sales offices and occupied a $3 million state-of-the-art design and production center in Austria. We also are preparing to occupy our new 72,000-square-foot fabrication facility near our Kalispell headquarters.

Thompson added, “We recently celebrated the shipment of our 100th Raider tool, which came less than three years after the platform was launched. Roughly 70 percent of these tools have been shipped to address first-time applications, with follow-on orders now materializing.”

Guidance
Semitool expects fiscal second quarter revenue to be in the range of $61 million to $64 million, and second quarter earnings per share of between $0.11 and $0.16. Gross margins during the second quarter are expected to be 50 percent. The company’s first quarter tax rate was 36 percent, and it is expected to remain at this rate unless the research expense tax credit is again enacted.

Conference Call Information
Semitool will host an investor conference call today at 6:00 p.m. Eastern. The call can be accessed by dialing 866-383-8008 (617-597-5341 for international callers) and entering the passcode 13181566. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 8 p.m. Eastern today, until 11:59 p.m. Eastern on February 3, 2006, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 51039523.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) the strength of our Raider line and its continued momentum in the marketplace, (ii) up-front investments on tool installations with first-time customers for new applications resulting in follow-on orders that also return us to historical margin levels on the Raider platform, (iii) our belief that we can maintain growth into the future, (iv) our ability to effectively manage our expansion and (v) financial guidance for the second quarter of fiscal year 2006, including anticipated revenue, earnings per share, gross margin performance and anticipated tax rates. Also, bookings, deferred revenue, backlog and shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2005. Follow-on orders can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, as well as the general factors affecting our industry. In addition, many factors can adversely affect growth, gross margins and forecasted financial performance, including cancellations and push-backs, customers’ on-site acceptance of our products, unanticipated costs, the need to provide evaluation and development tools to customers, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets such as Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004
Net sales	$55,289	$48,822
Cost of sales	31,281	25,390

Gross profit	24,008	23,432

Operating expenses:
Selling, general and administrative	18,079	15,343
Research and development	5,767	4,247

Total operating expenses	23,846	19,590

Income from operations	162	3,842
Other income (expense), net	(64)	3,330

Income before income tax	98	7,172
Income tax provision	35	2,181

Net income	$63	$4,991

Earnings per share:
Basic	$0.00	$0.17

Diluted	$0.00	$0.17

Weighted average common shares:
Basic	29,048	28,682
Diluted	29,339	29,011

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2005	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$28,685	$6,557
Marketable securities	--	475
Trade receivables, net	52,791	42,165
Inventories	80,199	72,294
Prepaid expenses and other current assets	14,073	13,769

Total current assets	175,748	135,260
Property, plant and equipment, net	36,572	35,558
Other assets, net	8,120	7,862

Total assets	$220,440	$178,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$22,629	$19,153
Other current liabilities	41,334	32,487

Total current liabilities	63,963	51,640
Long-term liabilities	7,673	6,619

Total liabilities	71,636	58,259

Shareholders' equity:
Common stock	78,295	49,853
Retained earnings	71,126	71,063
Accumulated other comprehensive loss	(617)	(495)

Total shareholders' equity	148,804	120,421

Total liabilities and shareholders' equity	$220,440	$178,680